Exhibit 99.1

Contact:	Kevin J. Jacobs
Vice President
240-744-5212

Gregory J. Larson
Senior Vice President
240-744-5120

HOST MARRIOTT CORPORATION ANNOUNCES NAME AND TICKER SYMBOL CHANGES

BETHESDA, MD; April 17, 2006 – Host Marriott Corporation (NYSE:HMT) today announced that it has changed its name to Host Hotels & Resorts, Inc. and that as of the start of trading on the New York Stock Exchange tomorrow, April 18, 2006, its common stock will begin trading under the ticker symbol HST and its Class C and Class E cumulative redeemable preferred stock will begin trading under the ticker symbols HST Pr C and HST Pr E, respectively. The Company also announced that the domain name for its website has been changed to www.hosthotels.com.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is a lodging real estate company that currently owns or holds controlling interests in 130 upper upscale and luxury hotel properties primarily operated under premium brands, such as Marriott®, Westin®, Sheraton®, Ritz-Carlton®, Hyatt®, W®, Four Seasons®, St. Regis®, The Luxury Collection®, Fairmont®, Hilton® and Swissotel® (*). For further information, please visit the Company’s website at www.hosthotels.com.

(*)	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

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